Exhibit 99.1

         United Security Bancshares, Inc. Announces Quarterly Earnings

    THOMASVILLE, Ala., April 26 /PRNewswire-FirstCall/ -- United Security Bancshares, Inc. (Nasdaq: USBI) today reported net income for the quarter ended March 31, 2004, of $3,429,000, compared to $2,339,000 for the same period of 2003, a 47% increase. On a diluted per share basis, net income for the first quarter of 2004 was $0.53, compared to $0.37 for the same period of 2003, a 43% increase.

    Improved net interest margin along with improved operating performance of the Company's finance company subsidiary, Acceptance Loan Company, account for this increase in net income. Net income for ALC for the first quarter was $861,000, compared to $394,000 for the same period of 2003.

    As a result of this increased performance, return on average assets rose to 2.41%, and return on average equity increased to 18.38%.

    At March 31, 2004, total assets amounted to $574,730,000, a 5.0% increase over March 31, 2003. Total deposits increased 6% to $386,147,000. Loan and lease receivables, net of unearned discount, increased 7.0% to $382,659,000, and shareholders' equity totaled $76,383,000, which represented a book value of $11.88 per share. Dividends were increased to $0.18 per share during the first quarter.

    On June 19, 2003, the Board of Directors declared a two-for-one stock split payable on July 22, 2003, to shareholders of record at the close of business on June 30, 2003. As a result of the stock split, shareholders of record received one additional share for every share currently held. All periods presented have been restated reflecting the stock split for comparative purposes.



                       UNITED SECURITY BANCSHARES, INC.
                       (Unaudited Financial Highlights)
           (In thousands, except per share amounts and percentages)

                                                       Three Months Ended
                                                            March 31,
                                                       2004           2003
    Earnings Summary:
     Net Interest Income                              $9,570         $8,057
     Provision for Credit Losses                         661            991
     Non-Interest Income                               1,315          1,311
     Non-Interest Expense                              5,219          5,083

    Income Before Income Taxes                         5,005          3,294
    Income Tax Provision                               1,576            955

    Net Income                                        $3,429         $2,339


                                                       Three Months Ended
                                                            March 31,
                                                       2004           2003
    Earnings Per Share:
     Basic                                             $0.53          $0.37
     Diluted                                            0.53           0.37

    Dividends Per Share                                 0.18           0.17


    Balance Sheet Summary:
     Total Assets                                   $574,730       $546,191
     Total Earning Assets                            527,106        504,704
     Loan and Lease Receivables,
      Net of Unearned Discount                       382,659        356,029
     Allowance for Credit Losses                       6,915          6,915
     Total Deposits                                  386,147        364,902
     Common Shareholders' Equity                      76,383         68,109
     Book Value Per Share                              11.88          10.59

    Average Balance Sheet Data:
     Total Assets                                   $569,585       $543,540
     Total Earning Assets                            530,123        506,549
     Loan and Lease Receivables,
      Net of Unearned Discount                       386,325        358,088
     Total Deposits                                  387,643        363,628
     Common Shareholders' Equity                      74,840         67,640

    Performance Ratios:
     Return on Average Assets                           2.41%          1.75%
     Return on Common Equity                           18.38%         14.03%

    Average Shares Outstanding:
     Basic                                         6,431,620      6,429,950
     Diluted                                       6,431,620      6,429,950



SOURCE  United Security Bancshares, Inc.
    -0-                             04/26/2004
    /CONTACT: Larry Sellers or Robert Steen of United Security Bancshares, Inc., +1-334-636-5424/
    (USBI)

CO:  United Security Bancshares, Inc.
ST:  Alabama
IN:  FIN
SU:  ERN STS